Exhibit 10.1

PENN VIRGINIA CORPORATION
AMENDED AND RESTATED CHANGE OF LOCATION SEVERANCE AGREEMENT

THIS AMENDED AND RESTATED CHANGE OF LOCATION SEVERANCE AGREEMENT (this “Agreement”) dated as of March 30, 2010 (the “Effective Date”) by and between Penn Virginia Corporation, a Virginia corporation (the “Company”), and Nancy M. Snyder (“Executive”).

WHEREAS, the Company and Executive are parties to an agreement, dated November 5, 2008, pursuant to which the Company agreed to provide Executive a certain payment in the event Executive elects to resign from employment with the Company as a result of a material change in the geographic location at which Executive must perform services (the “Existing Agreement”);

WHEREAS, the Company and Executive desire to amend and restate the Existing Agreement as set forth herein; and

WHEREAS, the Company and Executive hereby agree that this Agreement shall supersede and replace the Existing Agreement as of the Effective Date; and

WHEREAS, the Compensation and Benefits Committee of the Board of Directors of the Company has approved this Amended and Restated Agreement.

THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

1. Certain Definitions.

A.	“Bonus” shall mean an amount equal to the highest annual cash bonus paid or payable to Executive by the Company during the two-year period prior to Executive’s termination of employment.

B.	“Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

C.	“Plan” shall mean the Penn Virginia Corporation Sixth Amended and Restated 1999 Employee Stock Incentive Plan, as may hereafter be amended.

D.
“Relocation” shall mean a material change in the geographic location at which Executive must perform services (which, for purposes of this Agreement, means the relocation of the Company’s current headquarters in Radnor, Pennsylvania at which Executive is principally employed to a location more than 50 miles from Radnor, Pennsylvania).

E.
“Termination Base Salary” shall mean that amount equal to Executive’s annual base salary with the Company at the rate in effect immediately prior to the Relocation or, if a greater amount, Executive’s annual base salary at the rate in effect at any time thereafter or during the two-year period prior thereto.

2. Termination of Employment.  Executive may initiate a termination of Executive’s employment with the Company if a Relocation occurs.  If the Company decides to complete a Relocation, the Company must notify Executive in writing (the “Company Notice”) not less than two months prior to the commencement of such Relocation.  In order for Executive to terminate Executive’s employment with the Company hereunder, Executive must object in writing (“Executive’s Notice”) to the Company within 30 days following the date of the Company Notice, the Company shall have 30 days after the date of Executive’s Notice in which to remedy the decision to complete a Relocation by rescinding such decision and give Executive written notice of such rescission, and Executive’s employment must terminate at the end of such 30-day cure period (the “Termination Date”) if such decision is not rescinded.  If Executive reasonably determines that the Company has decided to complete a Relocation, but the Company has failed to send the Company Notice, Executive may send Executive’s Notice, and the Company shall have 30 days after the date of such Executive’s Notice in which to notify Executive in writing that the Company will not complete a Relocation.  If the Company does not provide such written notice within such 30-day period, Executive’s employment must terminate at the end of such 30-day period and, in such event, such date shall be the Termination Date.  Notwithstanding any provision to the contrary herein, in the event of a Relocation, the Company may request Executive to provide services for a specified transition period, upon such terms and conditions as mutually agreeable to the Company and Executive, consistent with the requirements of section 409A of the Code.

3. Relocation Severance Benefits.  Upon termination of Executive’s employment as described in Section 2 above, Executive shall receive the following compensation and benefits from the Company subject to the execution (and non-revocation within eight days thereafter) and delivery to the Company of a release, substantially in the form attached as Exhibit A hereto, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution (the “Release”):

A.
The Company shall, at the time provided in Section 3H, pay to Executive in a lump sum, in cash, an amount equal to three times the sum of Executive’s (i) Termination Base Salary and (ii) Bonus; provided, however, that, if any payment to be made, or benefit to be provided, to or on behalf of Executive pursuant to this Agreement (the “Payments”) results in Executive being subject to the excise tax imposed by Section 4999 of the Code (or any successor or similar provision) (the “Excise Tax”), the amount payable to Executive under this Section 3A shall be reduced so that the Payments do not result in Executive being subject to the Excise Tax.  One or more determinations as to (a) whether any of the Payments will be subject to the Excise Tax and (b) the amount of the Excise Tax imposed thereon, shall be made by the Company in consultation with such accounting and tax professionals as the Company considers necessary (with all costs related thereto paid by the Company).  For purposes of determining whether any of the Payments will be subject to the Excise Tax, (i) all of the Payments shall be treated as “parachute payments” (within the meaning of section 280G of the Code) unless and to the extent that, in the written advice of an independent accountant selected (and paid for) by the Company and reasonably acceptable to Executive (the “Accountant”), certain Payments should not constitute parachute payments, and (ii) all “excess parachute payments” (within the meaning of section 280G of the Code) shall be treated as subject to the Excise Tax unless and only to the extent that the Accountant advises the Company that such excess parachute payments are not subject to the Excise Tax.

B.
Except to the extent any awards related to Company stock have already vested or become exercisable, as the case may be, under the Plan, or under any successor or other similar plan, as of the date of Executive’s termination of employment (i) all restricted shares of Company stock shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to Executive unrestricted shares of Company stock, (ii) all Company restricted stock units of Executive shall become 100% vested and all restrictions thereon shall lapse and the Company shall promptly deliver to Executive cash or unrestricted shares of Company stock, as applicable, and (iii) each outstanding Company stock option of Executive shall become 100% exercisable and shall, notwithstanding anything stated to the contrary in the Plan, any successor or other similar plan or any option agreement related thereto, remain exercisable for the remainder of such option’s term or three years, whichever is less.

C.
The Company shall pay to Executive in a lump sum, at the time provided in Section 3H, that amount equal to three times the product of (x) the total medical and dental insurance premiums paid or payable by the Company with respect to Executive and Executive’s eligible family members during the month in which Executive’s employment terminates times (y) 12.

D.
For the 24-month period beginning on the Termination Date, or until Executive begins other full-time employment with a new employer, whichever occurs first, Executive shall be entitled to receive outplacement services that are directly related to Executive’s termination of employment and are actually provided by an outplacement services firm, paid by the Company, with a nationally prominent executive outplacement service firm selected by the Company and reasonably acceptable to Executive; provided, however, that the period during which the outplacement services will be covered and the reimbursements paid do not extend beyond the periods set forth in Treas. Reg. §1.409A-1(b)(9)(v)(E).

E.
Within one week following the eighth day after the execution (without revocation) of the Release, the Company shall provide to Executive a release substantially in the form attached hereto as Exhibit B, with such changes as the Company reasonably determines must be made to comply with applicable law at the time of such execution.  If the Company does not provide the release required pursuant to this subsection E, the Release shall be null, void and without effect, and Executive shall still receive all of the payments and benefits described in subsections A through D above.

F.
If Executive’s employment with the Company terminates prior to, but within twelve months of, the date on which a Relocation occurs, and it is reasonably demonstrated by Executive that such termination of employment was by the Company in connection with or in anticipation of a Relocation, then, for all purposes of this Agreement, the Company’s Notice and Executive’s Notice shall be deemed to have been given, the Company shall be deemed not to have rescinded its decision to commence a Relocation and the Relocation shall be deemed to have occurred on the date immediately prior to the date of such termination of Executive’s employment; provided, however, that the amount of payments and benefits that Executive is entitled to receive hereunder as a result of such Relocation shall be reduced by the amount of all other severance payments and benefits previously received by Executive in connection with such termination and, notwithstanding any provision to the contrary herein, shall be paid to Executive within 30 days after the six-month anniversary of the date of  Executive’s termination of employment.

G.	The Company may withhold from any amounts or benefits payable under this Agreement all such amounts as it shall be required to withhold pursuant to any applicable law or regulation.

H.
Payment of the amounts described in subsections A through C above shall be made within 30 days after the Termination Date (provided that the Release has been executed and has not been revoked) and shall be made by mail to the last address provided for Executive in the Company’s records.  Any payment not timely made by the Company under this Agreement shall bear interest at 18% per annum or, if less, at the highest nonusurious rate permitted by applicable law.

This Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under section 409A of the Code and each payment under this Agreement shall be treated as a separate payment.  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

Notwithstanding any provision of this Agreement to the contrary, if, at the time of Executive’s “separation from service” with the Company, the Company has securities which are publicly traded on an established securities market and Executive is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any compensation payments or benefits otherwise payable pursuant to this Agreement as a result of such “separation from service” to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the payment of any such compensation payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) that are not otherwise paid within the “short-term deferral exception” under Treas. Reg. section 1.409A-1(b)(4) and the “separation pay exception” under Treas. Reg. section 1.409A-1(b)(9)(iii), until the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company.  If any payments or benefits are postponed due to such requirements, such amounts will be paid in a lump sum to Executive on the first payroll date that occurs after the date that is six months following Executive’s “separation from service” with the Company.  If Executive dies during the postponement period prior to the payment of the postponed amount, the amounts postponed on account of section 409A of the Code shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

4. Assignment.  All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company to, and each successor shall, assume expressly in writing prior to the effective date of such succession and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

5. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to conflicts of law principles.

6. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all existing agreements and understandings (including, without limitation, the Existing Agreement) concerning the subject matter hereof, it being understood that the Amended and Restated Change of Control Severance Agreement existing between the Company and Executive concerns a different subject matter than this Agreement.  This Agreement may be changed only by a written document signed by Executive and the Company.

7. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

PENN VIRGINIA CORPORATION By: /s/ A. James Dearlove Name: A. James Dearlove Title: President and Chief Executive Officer EXECUTIVE /s/ Nancy M. Snyder Nancy M. Snyder